EXHIBIT 10.54

EXECUTIVE COMPENSATION ARRANGEMENTS

Listed below are the salaries, bonuses and stock option grants for our executive officers that were awarded during fiscal 2005 and the salaries that have been established for fiscal 2006. Bonuses for fiscal 2006 have not yet been determined.

	2005
			Stock Option	2006
Executive Officer	Salary	Bonus (1)	Grants (2)	Salary

Harvey J. Berger, M.D. (3)	$504,000	---	150,000	$544,000
Chairman of the Board of Directors, Chief Executive Officer and President
Laurie A. Allen, Esq.	$288,000	$110,000	60,000	$309,000
Senior Vice President, Legal and Business Development, Chief Legal Officer and Secretary
David L. Berstein, Esq.	$288,000	$110,000	60,000	$309,000
Senior Vice President, Chief Patent Counsel
Timothy P. Clackson, Ph.D.	$290,000	$110,000	57,500	$309,000
Senior Vice President, Chief Scientific Officer
Edward M. Fitzgerald	$288,000	$110,000	60,000	$309,000
Senior Vice President, Finance and Corporate Operations, Chief Financial Officer and Treasurer
John D. Iuliucci, Ph.D.	$290,000	$115,000	70,000	$309,000
Senior Vice President, Chief Development Officer
Camille L. Bedrosian, M.D.	$290,000	$110,000	70,000	$309,000
Vice President, Chief Medical Officer
Richard W. Pascoe (4)	$61,959	---	75,000	$275,000
Vice President, Chief Commercial Officer

(1)	These bonuses were awarded and deferred under our 2005 Executive Compensation Plan, a non-qualified, unfunded, deferred compensation plan.

(2)
Stock options, except for Mr. Pascoe’s stock options, were granted on October 4, 2005, have an exercise price of $7.56  per share, which was the fair market value of our common stock on the date of grant, and vest 25% per year over four  years. Mr. Pascoe’s stock options, awarded on December 13, 2005 in consideration of his commencement of employment with the Company, have an exercise price of $6.04 per share, and vest 25% per year over four years.

(3)
The Board of Directors also awarded 40,000 shares of restricted stock to Dr. Berger on  December 13, 2005. The fair market value of the stock on the date of grant was $6.04 per share. The restricted stock is subject to repurchase by the Company for $.001 per share if Dr. Berger’s employment with the Company is terminated  for cause prior to the thirteen-month anniversary of the grant date. The Company’s right of repurchase lapses under  certain circumstances, including a change in control of the Company and termination of his employment by the  Company other than for cause. These terms are subject to the terms of Dr. Berger’s employment agreement. The  restricted shares may not be sold, transferred, assigned, hypothecated, pledged, encumbered or otherwise disposed of  other than to the Company as long as the Company’s right of repurchase is in effect.

(4)
Mr. Pascoe commenced employment with the Company on November 7, 2005 at an agreed-upon annual salary of  $275,000. The amount of salary presented for 2005 represents the amount paid to Mr. Pascoe in 2005.